UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 27, 2004

PCTEL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-27115	77-0364943

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

8725 W. HIGGINS ROAD, SUITE 400
CHICAGO, ILLINOIS 60631
(Address of Principal Executive Offices, including Zip Code)

(773) 243-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

     On October 27, 2004, PCTEL, Inc., a Delaware corporation (the “Company”), MAXRAD, Inc., an Illinois corporation and wholly owned subsidiary of the Company (“Buyer”), and Andrew Corporation, a Delaware corporation (“Seller”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) providing for the sale to Buyer of certain assets related to Seller’s mobile antenna business, including the Professional, Global Positioning Satellite (including Mobile SATCOM) and Consumer antenna products groups (the “Business”).

     Under the terms of the Purchase Agreement, and as consideration for the sale of the acquired assets constituting the Business, at the closing of the transactions contemplated by the Purchase Agreement, (1) Buyer will assume liabilities under transferred contracts related to the Business after the closing, and, in connection with Seller’s exit from the Business, certain obligations to repair and replace products of the Business under those contracts not transferred to Buyer, and (2) the Company will pay to Seller $10,000,000 in cash, subject to post-closing inventory purchase price adjustments.

     The Purchase Agreement also contains customary representations and warranties of the parties, closing and termination provisions, Seller’s agreement to indemnify the Company and Buyer for contract breaches (including breaches of representations and warranties), and the Company’s and Buyer’s agreement to indemnify Seller for breaches of post-closing covenants and satisfaction of assumed liabilities.

Section 8 — Other Events

Item 8.01. Other Events.

     The transactions contemplated by the Purchase Agreement were completed on October 29, 2004.

     On October 28, 2004, the Company issued a press release announcing that it had entered into the Purchase Agreement, which is attached hereto as Exhibit 99.1. The press release is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated October 28, 2004 of PCTEL, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCTEL, INC.
By:	/s/ John Schoen
John Schoen
Chief Operating Officer and Chief Financial Officer

Date: November 1, 2004

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 28, 2004 of PCTEL, Inc.

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